EXHIBIT 10.1

DEBTOR-IN-POSSESSION TERM SHEET

This Term Sheet, together with the interim order of the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”) authorizing, on an interim basis, the transactions contemplated in this Term Sheet and the other Loan Documents in form and substance satisfactory to the Lender (the “Interim Order”) and the final order of the Bankruptcy Court authorizing, on a final basis, the transactions contemplated in this Term Sheet and the other Loan Documents in form and substance satisfactory to the Lender (the “Final Order ” and together with the Interim Order, collectively, the “Orders”), sets forth the terms and conditions of the Debtor-In-Possession Credit Facility (the “DIP Facility”) to be provided by Jackson Investment Group, LLC (“Lender”) to the Borrowers.  Capitalized terms used herein and not defined herein shall have meaning specified in the Orders.

1.	Borrowers:

Blue Earth, Inc. (“Blue Earth”) and Blue Earth Tech, Inc. (“BE Tech” and collectively, the “Borrowers” or “Debtors”), each a Nevada corporation and a debtor and debtor in possession in the Cases.  Borrowers’ obligations shall be joint and several.

2.	DIP Facility Amount:

Up to $3,000,000 (the “Commitment”). To be made as a term loan available in one or more advances on and after the closing date and prior to the Termination Date (the “Term Loan”), subject to satisfaction of conditions precedent. No portion of the Term Loan may be reborrowed once repaid.

3.	DIP Facility Termination Date/ Repayment:

The DIP Facility shall terminate (the “Termination Date”) on the earlier of (a) the 125th day after the Petition Date, (b) the acceleration of the Term Loan as result of any Event of Default, and (c) as otherwise provided in one or both Orders.  On the Termination Date, Lender shall have no further obligation to make any advances under the DIP Facility, and all outstanding Obligations shall immediately become due and payable by Borrowers to Lender.

4.	Closing Date:	The first initial funding date, subject to the conditions precedent set forth below (the “Closing Date”).
5.	Use of Proceeds:

Proceeds to be used solely for: (a) working capital and general corporate purposes of Borrowers consistent with the Approved Budget and to pay the costs and expenses related to the administration of the Cases; and (b) if necessary, the initial advance will be used to pay amounts specified in a funds flow memorandum to be attached to the initial notice of borrowing, which funds flow must be consistent with the Approved Budget and satisfactory to Lender.

6.	Interest Rate:

Interest shall accrue on all outstanding advances at a rate per annum equal to 9%, and shall be payable in arrears on the last business day of each month on and after the Closing Date and on the Termination Date and such interest shall be included in the Approved Budget and be paid from the proceeds of the Term Loan.

7.	Default Rate:

11% per annum. The Default Rate shall automatically accrue from and after the occurrence and continuance of any Event of Default or event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default (a “Default”).

8.	Fees:

Borrowers shall pay to Lender (a) on the Closing Date and on the date of any subsequent advances, a closing fee equal to 2% of the principal amount of each such advance, (b) an unused line fee, which shall accrue at the per annum rate of 0.50% on the daily undrawn portion of the DIP Facility and shall be payable in arrears on each required interest payment date; and (c) all other fees and expenses of Lender as set forth herein.  All such fees shall be deemed fully earned when due and shall be non-refundable and such fees shall be included in the Approved Budget and be paid from the proceeds of the Term Loan.

9.	Voluntary Prepayments:	Voluntary prepayments of the DIP Facility are permitted at any time, without premium or penalty.

10.	Mandatory Prepayments:

Not later than 5 business days after receipt by any Borrower of any cash proceeds (net of reasonable and customary fees and expenses relating thereto) in respect of any asset disposition, casualty event, condemnation, debt issuance or equity issuance by any Borrower or any direct or indirect subsidiary of any Borrower (individually a “Subsidiary” and, collectively, the “Subsidiaries”), Borrowers shall prepay the Obligations in an amount equal to 100% of such net cash proceeds.

11.	Priority and Liens:

All obligations of Borrowers to Lender under the DIP Facility, including, without limitation the principal amount of all advances by Lender to Borrowers, all accrued and unpaid interest thereon, all accrued fees owed by Borrowers to Lender hereunder, and all other amounts now or hereafter owing by the Borrowers to the Lender hereunder or under the Orders (collectively, the “Obligations”), shall at all times be secured by and have benefit of (a) the liens, security interests and the claim status provided for in the Orders, having the priority set forth in the Orders and (b) the first priority liens and security interests granted pursuant to the Orders (subject to the exceptions set forth therein including the Carve-Out).

12.	Collateral

Subject to the Orders, all of the real and personal property of the Debtors of any description whatsoever, wherever located and whenever arising or acquired, including all cash proceeds, accounts, inventory, equipment, fixtures, chattel paper, general intangibles, claims and causes of action under 11 U.S.C. § 549 and any proceeds and property received on account thereof, all leases and leaseholds, and all other assets, and all proceeds, rents, issues, profits and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any of the foregoing.

13.	Approved Budget

Borrowers shall provide a 13-week budget on a weekly basis to Lender on or before the Closing Date in the form attached hereto as Exhibit A (the “Initial Budget”).  By no later than Monday on each calendar week following the Closing Date, Borrowers shall provide Lender with weekly updates and extensions of the Initial Budget in substantially the same form (including the assumptions and methodology made or used therein) as the Initial Budget covering the following 13-week period, along with budget to actual performance for the prior weeks, each such update and extension must be in form and substance satisfactory to Lender, provided, that all disbursements shall be made pursuant to the Initial Budget unless otherwise agreed to by Lender and Borrowers. The Initial Budget, and any subsequent budget agreed to by the Borrowers and the Lender from time to time, is referred to herein as the “Approved Budget”.  The Borrowers shall not make any disbursements other than those set forth in the Approved Budget; provided, however that the disbursements may exceed the amounts set forth in the Approved Budget (a) for any line-itemed expense (a “Line-Itemed Expense”) by no more than 10%  in respect of such Line-Itemed Expense and (b) in any event, and not to exceed the Commitment, no more than 5% in respect of the aggregate amounts set forth in the Approved Budget based on each consecutive non-overlapping 4 week post-petition period.

14.	Conditions Precedent to an Initial DIP Facility Advance:

The funding of an initial advance under the DIP Facility (which advances shall not exceed in the aggregate the lesser of (i) $1,000,000 and (ii) the amount permitted under the Interim Order) is subject, in each case, to satisfaction of the following conditions, each in form and substance satisfactory to Lender (unless waived in writing by Lender):  (a) Lender shall have received duly executed counterparts from each party thereto of this Term Sheet and any other collateral document, instrument or agreement as Lender may deem necessary or advisable to consummate the transactions contemplated hereby, executed by each Borrower in favor of Lender; (b) all reasonable costs, fees and expenses due and payable to Lender (including all reasonable fees and expenses of counsel to Lender and Lender’s financial advisor) shall have been paid (to be paid out of the proceeds of the initial advance of the Term Loan); (c) Lender shall have received financial forecasts and other financial information as requested by Lender and the Initial Budget; (d) Lender shall be reasonably satisfied with the form and substance of the “first day orders” (including a cash management order) in the Cases, and the Interim Order shall be in full force and effect, and shall not have been stayed, reversed or vacated, or modified or amended in a manner that Lender reasonably determines is adverse in any material respect to its interests (and no later than 3 calendar days following the Borrowers’ bankruptcy petition date (the “Petition Date”), the Bankruptcy Court shall have entered the Interim Order in form and substance satisfactory to Lender in its sole discretion); (e) no trustee or examiner shall have been appointed with respect to any of the Borrowers or any Subsidiary or their respective properties; (f) Lender shall be satisfied, in its sole discretion, with the cash management arrangements of the Borrowers and received any required deposit account control agreements executed by depository bank and applicable Borrower as required by Lender; (g) Borrowers shall have delivered to Lender a notice of borrowing, which shall include a funds flow memorandum; (h) the representations and warranties of the Borrowers as set forth in this Term Sheet and in any other document, agreement or instruments now or hereafter executed by either Borrower in favor of Lender in connection with the DIP Facility (such referenced documents collectively, the “Loan Documents”) shall be true and correct as of such date; (i) no Default or Event of Default exists; (j) Lender shall have received certificates of insurance naming Lender as loss payee and additional insured with respect to all property and casualty and liability insurance policies of the Borrowers; (k) the Borrowers shall be in compliance in all respects with the Approved Budget; (l) the amount of an initial advance (or the applicable portion thereof designated to be applied to any Line-Itemed Expense) shall not exceed the total amount set forth in the Approved Budget for such Line-Itemed Expenses (subject to the provisions of the section “Approved Budget”) for the applicable calendar week period; (m) initial advances shall be made no more frequently than once per calendar week; and (n) Lender shall be satisfied in its discretion that any investigation whether commenced presently or in the future by any governmental or regulatory unit has not caused and could not reasonably be expected to cause a material adverse effect on the business, assets, liabilities, prospects, operations, results of operations, or condition (financial or otherwise) of either Borrower.

15.	Conditions Precedent to each Additional DIP Facility Advance:

Lender’s funding of any additional advances (which additional advances shall not exceed in the aggregate the lesser of (i) $2,000,000 and (ii) the amount permitted under the Final Order) after the initial advances under the DIP Facility is subject, in each case, to the following conditions precedent, each in form and substance satisfactory to Lender (unless waived in writing by Lender): (a) all of the conditions precedent to the initial advances under the DIP Facility as set forth above shall have been satisfied (or waived in writing by Lender), (b) the Borrowers shall be in compliance in all respects with the Approved Budget and Lender shall have received all required updates thereto subject to the provisions of the section “Approved Budget”; (c) the proposed additional advance shall be (1) in an amount necessary to finance the Borrowers’ expenses and disbursements in accordance with the Approved Budget and (2) used to pay one or more Line-Itemed Expense, and with respect to any such Line-Itemed Expense, the amount of an additional advance (or the applicable portion thereof designated to be applied to such Line-Itemed Expense) shall not exceed the total amount set forth in the Approved Budget for such Line-Itemed Expense (subject to the provisions of the section “Approved Budget”) for the applicable calendar week period; (d) Borrowers shall have delivered to Lender, an appropriate notice of borrowing, duly executed and completed; (e) the representations and warranties of the Borrowers as set forth herein and in the other Loan Documents shall be true and correct as of such date; (f) no Default or Event of Default shall exist; (g) the Bankruptcy Court shall have entered the Final Order, and the Final Order shall be in full force and effect, and shall not have been stayed, reversed or vacated, or modified or amended in a manner that Lender reasonably determines is adverse in any material respect to the interests of Lender and, after giving effect to the proposed additional advance, the aggregate principal amount of the outstanding Term Loan shall not exceed the amount authorized by the Final Order; (h) the Borrowers shall be in compliance in all material respects with the Orders and with any applicable cash management order of the Bankruptcy Court; (i) since the Closing Date, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to cause, either in any case or in the aggregate, a material adverse effect (“Material Adverse Effect”) on the business, assets, liabilities, prospects, operations, results of operations, or condition (financial or otherwise) of either Borrower or any Subsidiary (other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the commencement of the Cases and the continuation and prosecution thereof), or the ability of either Borrower to perform their respective obligations under any Loan Document or on the validity or enforceability of any the Loan Document or the rights and remedies of Lender thereunder; (j) no trustee or examiner shall have been appointed with respect to either Borrower or any Subsidiary or their respective properties; (k) the following milestones (the “Milestones”) shall have been achieved by Borrowers: (1) a plan of reorganization in form and substance acceptable to the Lender for the Debtors (the “Plan of Reorganization”) shall have been filed with the Bankruptcy Court no later than 30 days after the Petition Date, (2) a disclosure statement in form and substance acceptable to the Lender in respect of the Plan of Reorganization shall have been approved by an order of the Bankruptcy Court in form and substance acceptable to Lender no later than 75 days after the Petition Date, (3) the Plan of Reorganization shall have been confirmed by an order of the Bankruptcy Court in form and substance acceptable to Lender no later than 120 days after the Petition Date and (4) the effective date of the Plan of Reorganization shall have occurred no later than 125 days after the Petition Date; (l) all reasonable costs, fees and expenses due and payable to Lender (including all fees and expenses of counsel to Lender and Lender’s financial advisor) shall have been paid consistent with the DIP Order; (m) Lender shall have received duly executed counterparts from each Borrower and each Subsidiary (other than (x) Maili PV 01, LLC, a Hawaii limited liability company and (y) Sumter Heat and Power, LLC, a Nevada limited liability company) of a pledge and security agreement in form satisfactory to Lender by no later than the date of entry of the Final Order; (n) additional advances shall be made no more frequently than once per calendar week; and (o) Lender shall be satisfied in its discretion that any investigation whether commenced presently or in the future by any governmental or regulatory unit has not caused and could not reasonably be expected to cause a material adverse effect on the business, assets, liabilities, prospects, operations, results of operations, or condition (financial or otherwise) of either Borrower.

16.	Representations and Warranties:

Each of the Borrowers represents and warrants to Lender on the Closing Date and as of each advance under the DIP Facility that: (a) each of the Borrowers is validly existing and in good standing; (b) subject to the entry of the Orders, each of the Borrowers has the power and authority to enter into the Loan Documents; (c) subject to the entry of the Orders, each of the Loan Documents to which it is a party constitutes the legal, valid and binding obligations of such Borrower, enforceable against it in accordance with its terms; and (d) each of the representations and warranties in the other Loan Documents are true, complete and correct.

17.	Affirmative Covenants:

Each of the Borrowers covenants and agrees with Lender that: (a) within 30 days after the end of each fiscal month (commencing with the fiscal month of March 2016), Borrowers shall deliver financial statements to Lender in a form and substance satisfactory to Lender; (b) Borrowers shall deliver the weekly updates to the Approved Budget as required herein, together with a variance report, in each case in form, scope and substance satisfactory to Lender; (c) Borrowers will promptly notify Lender of the occurrence of (1) any Default or Event of Default, any breach or default under any material post-petition contractual obligation of Borrowers or any of its Subsidiaries, (2) any dispute, litigation, investigation, proceeding or suspension between Borrowers or any of its Subsidiaries and any governmental authority, (3) the commencement of, or any material adverse development in, any litigation or proceeding affecting Blue Earth or any of its Subsidiaries, including pursuant to any applicable environmental law, (4) any litigation, investigation or proceeding affecting either Borrower or any Subsidiary; (d) each Borrower shall pay and discharge all material post-petition taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become more than 90 days delinquent, (e) each Borrower shall preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; (f) each Borrower shall take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (g) each Borrower shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (h) each Borrower shall maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are customary for similar entities, businesses and industries as those of the Borrowers, and not later than 30 days following the Closing Date, Lender, shall be named as loss payees or mortgagees, as its interest may appear, with respect to all such policies; (i) each Borrower shall comply in all material respects with all requirements of law; (j) each Borrower shall maintain all employee benefit, retirement, pension and welfare plans (collectively, the “Plans”) and cause such plans to comply with and be qualified under applicable law and make all required contributions to any such Plan subject to Section 412 of the IRS Code and make all required contributions to multiemployer plans; (k) each Borrower shall ensure that there are no unfunded liabilities in respect of any Plan in excess of $50,000 unless the aggregate amount of such unfunded liabilities in respect of such Plan is reduced below the $50,000 within a 30-day period; (l) each Borrower shall make all contributions to such Plans required to be made in accordance with all applicable laws; (m) each Borrower shall keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves); (n) each Borrower shall permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and each Borrower hereby authorizes, and Blue Earth shall cause each Subsidiary to authorize, such independent accountants to discuss its affairs, finances and accounts with Lender or any representative or independent contractor thereof; (o) neither Borrower nor any Subsidiary shall at any time on or after the Closing Date (1) form, acquire or create any new subsidiary or (2) acquire any real property; and (p) upon request by Lender, shall cause each of its lockboxes, deposit accounts and securities accounts to be subject to an account control agreement, in form and substance reasonably satisfactory to Lender, properly executed by such Borrower, the applicable bank or other financial institution at which such lockbox or account is maintained.  The Borrowers further covenant and agree to cause each of their Subsidiaries to comply with the Affirmative Covenants in clauses (d) through (o), inclusive, above.

18.	Negative Covenants:

Each of the Borrowers hereby further covenant and agree that it shall not, nor shall it permit any of their Subsidiaries, to directly or indirectly do any of the following: (a) incur, create, assume or permit to exist any indebtedness except for (1) any indebtedness that was incurred prior to the Closing Date and disclosed to Lender pursuant to a written schedule delivered by Borrowers to Lender prior to the Closing Date, in form and substance satisfactory to Lender (collectively, the “Pre-Petition Indebtedness”) and (2) ordinary course trade payables not overdue by more than 90 days and other amounts set forth in the Approved Budget subject to the provisions of the section “Approved Budget”; (b) create, incur, assume or permit to exist any lien on any of its property or assets now owned or hereafter acquired by it except as disclosed and consented to in writing by the Lender prior to the Closing Date, in form and substance satisfactory to Lender; (c) alter in any material respect the character or conduct of the business conducted by it as of the Closing Date; (d) enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); (e) sell, transfer or dispose of any of its assets or properties, except the sale of inventory in the ordinary course of business and the disposition of obsolete or worn-out equipment in the ordinary course of business, except as approved by the Bankruptcy Court; (f) hold, make or acquire, any investment (whether in the form of loans to, capital contributions in, or any other investments in or to any natural person, business form, government authority or other entity (a “Person”) or in any securities issued by any other Person), in any Person, except for any investments made prior to the Closing Date and disclosed to Lender pursuant to a written schedule delivered by Borrowers to Lender prior to the Closing Date, in form and substance satisfactory to Lender; (g) declare, make or pay any dividend, distribution or payment, or purchase, redeem or retire (or set aside for the purchase, redemption or retirement), any outstanding equity interest (including, without limitation, any common or preferred equity interests or units, and any options and warrants) of any Borrower or any Subsidiary, except for non-cash dividends payable solely in stock and for dividends and distributions payable to Borrowers; (h) amend or modify  any of the terms, agreements, covenants or conditions applicable to any document, instrument or agreement evidencing any Pre-Petition Indebtedness; (i) redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Pre-Petition Indebtedness, or set aside any funds for such purpose,  except as expressly provided for in the “first day” orders of the Bankruptcy Court entered upon pleadings in the form and substance acceptable to the Lender; (j) engage in any transaction or series of transactions with any officer, director, holder or affiliate of either Borrower or any Subsidiary, other than transactions which are engaged in by Blue Earth or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party; (k) change its fiscal year or make any changes in its accounting treatment and reporting policies, except as required by GAAP, or enter into any amendment, modification or waiver to its articles or certificate of incorporation, bylaws (or analogous organizational documents), in each case as in effect on the Closing Date; (l) create or permit to exist any encumbrance or restriction on the ability of either Borrower or any Subsidiary to (1) make restricted payments to or pay any Pre-Petition Indebtedness owed to any of the Borrowers or any Subsidiary, (2) make loans or advances to any other Borrower or any Subsidiary, (3) transfer any of its properties or assets to any Borrower or any Subsidiary, (4) act as a borrower or guarantor hereunder and grant liens in favor of Lender to secure the Obligations, except for (A) restrictions set forth in this Term Sheet for the benefit of Lender, and prohibitions or restrictions existing under or by reason of any document or other agreement evidencing the Pre-Petition Indebtedness that was entered into prior to the Closing Date; and (B) applicable law; (m) issue equity interests to any Person; (n) acquire any subsidiary; and (o) incur, create, assume, suffer to exist or permit any other superpriority claim which is pari passu with or senior to the claims of the Lender against the Borrowers in respect of the DIP Facility, except for the Carve-Out.

19.	Events of Default:

An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default” and collectively, “Events of Default”): (a) any Obligations fail to be paid when due, including without limitation, any principal, interest or fees in respect of the DIP Facility; (b) any representation or warranty of any Borrower is found to be materially incorrect when made; (c) any material breach by any Borrower of any affirmative, negative or financial covenant; (d) any post-petition judgment (excluding a judgment in favor of TCA or Laird Q. Cagan) is rendered against any Borrower or any Subsidiary in excess of $100,000 and not stayed or dismissed within 30 days; (e) any Borrower or any Subsidiary is enjoined from conducting any material portion of its business; (f) any Borrower or any Subsidiary suffers a material disruption of business operations or material damage to or a loss of its assets; (g) either Case (1) converts to a case under Chapter 7 of the Bankruptcy Code or (2) is dismissed; (h) a Chapter 11 trustee or an examiner with expanded powers in appointed in either Case; (i) any super priority administrative expense claim or any lien is granted (other than in favor of the holders of Prepetition Indebtedness as set forth above and except for the Carve-Out) which is pari passu with or senior to those of Prepetition or DIP Lender; (j) any pre-petition debt is paid (other than as provided herein and other than (1) payments under First Day Orders acceptable to Lender, and (2) payments as may be approved by the Bankruptcy Court that are reasonably acceptable to Lender); (k) the Bankruptcy Court enters an order granting relief from the automatic stay sufficient to permit foreclosure of security interests in assets of Borrowers of a value in excess of $75,000; (l) an order terminating exclusivity has been entered (or requested, unless actively contested by Borrowers); (m) any Milestone is not timely achieved; (n) the Bankruptcy Court fails to enter, within 30 days following the entry of the  Interim Order, the Final Order in respect of the matters covered by the Interim Order and that also permits the extensions of credit under the DIP Facility in form and substance satisfactory to Lender or there occurs any reversal, revocation or modification without the consent of Lender of such order or any other order of the Bankruptcy Court with respect to the Cases and affecting the DIP Facility; or (o) the consummation of a sale, transfer or disposition of all or substantially all of the assets of either Debtors or any Subsidiary thereof (including, without limitation a sale, transfer or disposition (x) of the equity interests of any Subsidiary of Blue Earth (y) pursuant to any merger or consolidation transaction), except to the extent that such sale, disposition or transfer has been consented to in writing by the Lender.

20.	Remedies:

Subject to any limitation in the Order, upon the occurrence and continuance of an Event of Default, Lender shall have the right to: (a) declare the Commitment terminated whereupon the Commitment shall be immediately terminated and Lender shall be under no obligation to fund the Term Loan; (b) declare the unpaid principal of and any accrued interest and fees in respect of the Term Loan and any and all other Obligations of any and every kind (other than contingent indemnification obligations) to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (c) enforce any and all rights and interests created and existing under the Loan Documents, and under applicable law, including, without limitation, any and all rights and remedies existing under the Loan Documents, any and all rights and remedies against any Borrower or all or any part of the collateral securing the DIP Facility (including any cash collateral, whether by foreclosure, setoff or otherwise), and all other rights and remedies available under applicable law.

21.	Expenses:

Borrowers shall be responsible for all reasonable fees, costs and expenses of Lender including all reasonable fees and expenses of Lender’s counsel and professional advisors and shall reimburse such amounts promptly upon demand consistent with the DIP Order.

22.	Indemnification:

Borrowers, jointly and severally, shall indemnify Lender (and any sub-agent thereof) and each director, officer, employee, agent, attorney, advisor and other related party (solely in its capacity as such) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel and professional advisors of the Lender), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrowers or any other Borrower arising out of, in connection with, or as a result of (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their obligations thereunder, or the consummation of the transactions contemplated thereby, (b) the use or proposed use of the proceeds from the Term Loan, (c) any environmental liability related to any Borrower or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to the DIP Facility, the Loan Documents or the transactions contemplated hereby or by the Orders brought by a third party or by Borrowers or any Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or a related party (solely in its capacity as such) thereof.

23.	Interest Rate Limitation:

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law, and if Lender shall receive interest in an amount that exceeds the maximum rate permitted by law, the excess interest shall be applied to repay the principal of the Term Loan or, if it exceeds such unpaid principal, refunded to Borrowers.

24.	Severability:

If any provision of this Term Sheet or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Term Sheet and the other Loan Documents shall not be affected or impaired thereby.

25.	Governing Law:	The internal laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations law of the State of New York) and, to the extent applicable, the Bankruptcy Code.

26.	Submission to Jurisdiction:

Each Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York county and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the DIP Facility or any Loan Document.

27.	Waiver of Venue:

Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may not or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Term Sheet or any other Loan Document in any court referred to the Section “Submission to Jurisdiction”.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

28.	Waiver of Jury Trial:

Each Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to the DIP Facility, this Term Sheet or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).

29.	Notices:

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile or email (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The notice information for each party is set forth on this signature page to this Term Sheet.

30.	Assignments:

This Term Sheet and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of Lender. Lender may freely assign any or all of its rights or obligations hereunder or in any other Loan Document without notice to or consent from either Borrower.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have duly executed this Term Sheet by their respective authorized officers as of this 21st day of March, 2016.

BLUE EARTH, INC., a Nevada corporation and a debtor and debtor-in-possession, as a Borrower

By: /s/ G. Robert Powell
Name: G. Robert Powell
Title: Chief Executive Officer	With a copy to:
Address: 235 Pine Street Suite 1100 San Francisco, California 94104 Attention: G. Robert Powell E-mail: bob@blueearthinc.com Fax:	Jeff Pomerantz, Esq. Pachulski Stang Ziehl & Jones LLP 10100 Santa Monica Blvd. 13th Floor Los Angeles, CA 90067-4003 E-mail: jpomerantz@pszjlaw.com Fax: 310-201-0760

BLUE EARTH TECH, INC., a Nevada corporation and a debtor and debtor-in-possession, as a Borrower

By: /s/ G. Robert Powell
Name: G. Robert Powell
Title: President	With a copy to:
Address: 235 Pine Street Suite 1100 San Francisco, California 94104 Attention: G. Robert Powell E-mail: bob@blueearthinc.com Fax:	Jeff Pomerantz, Esq. Pachulski Stang Ziehl & Jones LLP 10100 Santa Monica Blvd. 13th Floor Los Angeles, CA 90067-4003 E-mail: jpomerantz@pszjlaw.com Fax: 310-201-0760

JACKSON INVESTMENT GROUP, LLC, as the Lender

By: /s/ Douglas B. Kline
Name: Douglas B. Kline
Title: Chief Financial Officer	With a copy to:
Address: Jackson Investment Group, LLC 2655 Northwinds Parkway Alpharetta, Georgia 30009 Jackson Healthcare E-mail: kline@jacksonhealthcare.com Fax: (678)-485-5356	Todd C. Meyers, Esq. Kilpatrick Townsend & Stockton LLP Suite 2800 1100 Peachtree Street NE Atlanta, GA 30309-4528 E-mail: tmeyers@kilpatricktownsend.com Fax: 404-541-3307